EXHIBIT 99.1
Contact:	For Cell Genesys Jennifer Cook Williams Manager Corporate Communications 650-425-4542 For Genzyme Caren Arnstein (media) 617-252-7635 Sally Curley (investors) 617-591-7140

CELL GENESYS REPORTS FOURTH QUARTER AND 1999 RESULTS

Ends Year With Over $50 Million in Cash

FOSTER CITY, Calif., January 25, 2000-Cell Genesys (Nasdaq: CEGE) reported a net loss for the quarter ended December 31, 1999 of $14.1 million or $0.44 per share, and a net loss for the year then ended of $12.4 million, or $0.39 per share. This compares with net income of $10.2 million and a net loss of $13.2 million in the same quarter and full year of 1998, respectively. Included in the net loss for the fourth quarter 1999 was a one-time charge of $15.3 million for expenses associated with the company's terminated merger agreement with Genzyme General, including a $15 million termination fee. Included in income during the fourth quarter of 1998 was $12.0 million of revenue earned through a then newly signed worldwide collaboration for the company's GVAX® cancer vaccine program with the pharmaceutical division of Japan Tobacco Inc. (JT).

Revenues for the fourth quarter and year ended December 31, 1999 were $10.1 million and $33.6 million, respectively, compared with $12.5 million and $24.1 million in the comparable periods of 1998. Revenues for 1999 were derived primarily from the above-mentioned GVAX® collaboration, payments received in connection with the company's gene activation technology licensing program, and payments associated with the discontinuance of a collaboration agreement for the company's AIDS gene therapy program.

Research and development costs were $6.8 million and $24.5 million in the fourth quarter and year ended December 31, 1999, respectively, compared with $6.6 million and $37.9 million for the comparable periods of 1998. The results for 1998 included the results of Abgenix, Inc. (Nasdaq: ABGX) during the first six months of the year, which prior to an initial public offering in July 1998, was still treated as a consolidated subsidiary with respect to financial reporting.

"1999 was a year of substantial accomplishments for Cell Genesys with respect to advancing our clinical programs in cancer vaccines, achieving proof of principle in several preclinical programs including hemophilia and the signing of four new collaboration agreements involving our gene therapy technologies," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "We are excited about the opportunities ahead of us in 2000 and expect to increase the momentum in several of our programs given our strong financial position comprised of our cash and the value of our 19 percent ownership in Abgenix, which at yesterday's closing price was valued at over $560 million."

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Change in Accounting Treatment for Minority Interest in Abgenix

With the decrease in percentage ownership of Abgenix to slightly below 20 percent following Abgenix's private stock placement in November 1999, under current accounting rules, Cell Genesys must now treat its ownership as a financial asset rather than an equity investment. Accordingly, Cell Genesys need no longer record its proportionate share of Abgenix losses in its statement of operations after that date. In addition, the carrying amount of its investment in Abgenix stock has been "marked to market," resulting in an increase in the carrying amount of this asset of approximately $421.5 million based on the closing price of Abgenix at year end. This adjustment, and subsequent changes in market value, will be made to the carrying value of Abgenix stock on the Cell Genesys balance sheet on a quarterly basis, but will not be included in its statement of operations unless realized as a result of sale or other monetization.

Recent Financial Events

In other news, the company announced that during January 2000 it had received approximately $8.8 million from the issuance of 875 new Series B Convertible Preferred shares following the exercise of call options for these shares. The newly issued preferred shares have a Fixed Conversion Price of $14.53 and other terms as defined by the Series B Preferred Stock agreements dated November 14, 1997. The call option right which was available under the terms of these agreements was triggered by the recent appreciation of Cell Genesys' stock price. Following the issuance of the new preferred shares, no further call options remain outstanding.

Coincident with the receipt of the above funds, the company announced that it had acquired an additional 121,667 shares of stock in Abgenix in connection with the exercise of warrants. The warrants had an exercise price of $6.00 per share, resulting in payment of approximately $0.7 million to Abgenix. The current market value of shares received in return from the exercise of the warrants, as of January 24, 2000, was approximately $20.1 million. Following this exercise, Cell Genesys owns 3,392,034 shares of Abgenix stock.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of gene therapies to treat major, life-threatening diseases including cancer and cardiovascular disease. The company is conducting two multicenter Phase II human clinical trials for its GVAXr cancer vaccine in prostate cancer and plans to initiate a multicenter Phase I/II trial of GVAXr vaccine in lung cancer. Preclinical stage programs include gene therapy for cancer, hemophilia, cardiovascular disorders and Parkinson's disease. Cell Genesys' assets outside gene therapy include its approximately 19 percent ownership of Abgenix and the company's licensing program in gene activation technology. For additional information, please visit the company's web site at www.cellgenesys.com.

(1/25/2000)